  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1999


                                                      REGISTRATION NO. 333-69309

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            VALENCE TECHNOLOGY, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                 77-0214673
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                           --------------------------

                               301 CONESTOGA WAY
                              HENDERSON, NV 89015
                                 (702) 558-1000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 LEV M. DAWSON
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            VALENCE TECHNOLOGY, INC.
                               301 CONESTOGA WAY
                              HENDERSON, NV 89015
                                 (702) 558-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            ANDREI M. MANOLIU, ESQ.
                              BRETT D. WHITE, ESQ.
                               Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                            Palo Alto, CA 94306-2155
                                 (650) 843-5000
                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                  TITLE OF                        AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock $.001 par value................   4,535,261 shares         $8.625           $39,116,626           $10,875



(1) Pursuant to rule 416 of the Securities Act of 1933, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions. The Registration Statement does not cover an indeterminate number of shares due to floating conversion prices.


(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices of the Valence Technology, Inc. common stock as reported on the Nasdaq National Market on December 14, 1998.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION (FEBRUARY 25, 1999)

PROSPECTUS

                            VALENCE TECHNOLOGY, INC.


                                1,790,083 SHARES


                                  COMMON STOCK

                               ------------------


THE SELLING               CC Investments, LDC is selling 1,702,583 shares of Valence common
  STOCKHOLDERS:           stock issuable to CC Investments upon the conversion of preferred stock and exercise of a warrant issued to CC Investments in a private financing.

                          Gemini Capital, L.L.C. is selling 87,500 shares of Valence common stock issuable to Gemini Capital upon the exercise of a warrant issued to Gemini Capital in connection with the private
                          financing.

                          Valence is not selling any shares of its common stock under this prospectus, and will not receive any of the proceeds from the sales by CC Investments and Gemini Capital.

OFFERING PRICE:           CC Investments and Gemini Capital may sell the shares of Valence common stock they are offering in a number of different ways and at varying prices. We provide more information about how they may sell their shares of Valence common stock in the section titled
                          "Plan of Distribution."

TRADING MARKET:           Our common stock is listed on the Nasdaq National Market under the symbol "VLNC." On February 24, 1999, the closing sale price of a share of our common stock, as reported on the Nasdaq
                          National Market, was $7.63.

RISKS:                    Investing in Valence common stock involves a high degree of risk.
                          See "Risk Factors."



    The shares of Valence common stock offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                THE DATE OF THIS PROSPECTUS IS           , 1999.

                                    SUMMARY

    Valence Technology, Inc. was incorporated in Delaware in March 1989 under the name Ultracell, Inc. We changed our name to Valence Technology, Inc. in March 1992. Our executive offices are currently located at 301 Conestoga Way, Henderson, Nevada 89015 and the telephone number is (702) 558-1000.


Our Business.................  We are engaged in research and development to produce advanced rechargeable batteries based upon specialized
                               technologies, which are referred to in the industry as
                               lithium ion and polymer technologies. Our objective is to
                               become a leading provider of rechargeable batteries. In July
                               1995, we announced that we obtained a license to a related specialized battery technology from Bell Communications
                               Research, Inc. Since that time, we have been working to
                               integrate the Bell Communications technology with our own
                               lithium polymer battery technology. At the same time, we
                               have continued the redesign and modifications to our
                               manufacturing equipment in Northern Ireland to support the potential future commercial introduction of this new battery design.

                               THE MARKET FOR OUR BATTERIES. Widespread use of a variety of portable consumer electronics such as portable computers,
                               cellular telephones, camcorders and handheld power tools, as well as continued demand from conventional applications such as automobiles, have resulted in large markets for
                               rechargeable batteries. These new and conventional
                               applications are placing growing demands on existing battery technologies to deliver increasing amounts of electricity
                               through smaller and lighter batteries. In some cases,
                               current battery capabilities are a major limitation to the introduction of enhanced electronic products.

                               OUR STAGE OF DEVELOPMENT. We are a development stage company whose primary activities to date have been:

                               -- acquiring and developing technology;

                               -- implementing a production line;

                               -- manufacturing limited quantities of prototype batteries;

                               -- recruiting personnel; and

                               -- obtaining capital.

                               However, our current research prototype batteries meet some of the exacting specifications demanded by the marketplace.
                               Except for insubstantial revenues from limited sales of
                               prototype lithium polymer batteries, we have derived
                               substantially all of our revenues from a completed research and development contract with the Delphi Automotive Systems
                               Group of General Motors Corporation, and we presently have no products available for sale. We completed our agreement with Delphi in March 1998, and we do not expect further
                               revenues from the Delphi collaboration. Prior to commencing volume production, we do not expect to receive any
                               significant revenues from the sale of our products. To
                               achieve profitable operations, we must successfully develop, manufacture and market our products. There is a risk that we will not develop or manufacture our products at an
                               acceptable cost or with appropriate performance
                               characteristics, and that we will not be able to
                               successfully market such products or that such products will not achieve market acceptance. See "Risk Factors."




Our Recent Financing.........  In July 1998 and December 1998, we raised a total of
                               $17,500,000 in a debt and equity financing, which ultimately may raise up to $25,000,000. The financing comprised:

                               -- the sale, for $15,000,000, of 7,500 shares of our Series
                               A Preferred Stock, 7,500 shares of our Series B Preferred
                                  Stock and warrants to purchase 895,522 shares of our
                                  common stock, to CC Investments, an institutional
                                  investor, and

                               -- a loan of $2,500,000 from Baccarat Electronics, an
                               affiliate of a director of Valence.

                               Baccarat's loan agreement with Valence for an additional
                               $7,500,000 remains in place. We issued to Baccarat in
                               connection with the draw down of the $2,500,000 loan to us a warrant to purchase 149,254 shares of our common stock. We will issue additional warrants to Baccarat in the amount of
                               447,761 shares of our common stock multiplied by the
                               fraction equal to the dollar amount of additional loans
                               actually made to us divided by $7,500,000.

                               In connection with the financing, we issued to Gemini
                               Capital, the placement agent in the financing, as a portion of its compensation warrants to purchase 175,000 shares of our common stock. See "Additional Information--Our Recent
                               Financing" for more details on the terms of this financing.

                                  RISK FACTORS


    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT MAKE SUCH AN INVESTMENT IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING VALENCE AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF OUR COMMON STOCK



We Are A Development Stage Company
  With No Products Currently
  Available For Sale..............  We are a development stage company and cannot anticipate when, or if, we will ever have significant revenues from
                                    a product. We have derived our revenues solely from a
                                    research and development contract with Delphi Automotive
                                    Systems Group, which we completed in May 1998. We
                                    presently have no products available for sale, although
                                    we have developed working prototypes of our batteries.
                                    These factors raise substantial doubt about our ability
                                    to continue as a going concern. Our financial statements
                                    do not include any adjustments that might result from
                                    the outcome of this uncertainty, and such adjustments,
                                    if necessary, could be substantial.

Our Current Available Capital And
  Future Revenues, If Any, Will
  Not Be Sufficient To Meet Our
  Future Operating Needs..........  We have generally incurred operating losses since inception in 1989 and had an accumulated deficit of
                                    $145,264,000 as of December 27, 1998, the end of our
                                    third 1999 fiscal quarter. We cannot assure you that we
                                    will ever achieve or sustain significant revenues or
                                    profitability in the future. We have negative working
                                    capital and have sustained recurring losses related
                                    primarily to the development and marketing of our
                                    products. We will need to secure additional financing in
                                    order to continue operations past 1999 unless we begin
                                    to generate significant operating revenue. We will have
                                    to continue to devote a significant amount of management
                                    time to obtaining financing.

We May Not Be Able To Obtain
  Additional Capital..............  If we are unable to achieve profitability or we are unable to secure additional financing on acceptable
                                    terms, we will be unable to continue to fund our
                                    operations. Although we have implemented certain capital
                                    equipment reductions and are actively pursuing capital
                                    grant advances from the Northern Ireland Industrial
                                    Development Board, such advances are contingent on us
                                    achieving cumulative revenues from the sale of batteries
                                    of $4 million. We may not achieve such cumulative
                                    revenue over the short term, or at all. Additionally, a
                                    lack of capital may require us to license to third
                                    parties rights to commercialize products or technologies
                                    we might otherwise seek to develop ourselves, and to
                                    scale back or eliminate our research and product
                                    development programs. The unavailability of adequate
                                    funds would have a material adverse effect on our
                                    business, financial condition and results of operations.
Conversion Of Preferred Stock And
  Sales Of Common Stock By CC
  Investments May Depress The
  Price Of Our Common Stock And
  Substantially Dilute Your
  Stock...........................  If CC Investments were to exercise all of the warrants it holds and convert all of the shares of preferred
                                    stock it owns, as of February 10, 1999 it would have
                                    acquired approximately 3,434,608 shares of our common
                                    stock. The number of shares into which the preferred
                                    stock converts increases at 6% per year. If CC
                                    Investments exercises the warrants or converts our
                                    preferred stock into shares of common stock and sells
                                    the shares into the market, such sales could have a
                                    negative effect on the market price of our common stock
                                    and will dilute your holdings in our common stock.
                                    Additionally, dilution or the potential for dilution
                                    could materially impair our ability to raise capital
                                    through the future sale of equity securities.

                                    POSSIBLE VARIABLE CONVERSION OF SERIES B PREFERRED
                                    STOCK.  After July 27, 1998, the Series B Preferred
                                    Stock may become convertible into more shares than
                                    otherwise if our common stock trades at a price below
                                    $6.03 in six out of ten consecutive trading days. For
                                    example, if on July 28, 1999 our common stock in the
                                    previous ten trading days had been trading at or above
                                    $6.03, the 7,500 shares of Series B Preferred Stock
                                    would be convertible into approximately 1,289,000 shares
                                    of our common stock. If, however, on that date the
                                    average of the lowest six closing bid prices of our
                                    common stock over the previous ten trading days
                                    (referred in the table below as the "average price") had
                                    been a lower price, then the Series B Preferred Stock
                                    would have converted into a greater number of shares.
                                    The following table illustrates this effect:



                                                                NUMBER OF SHARES INTO WHICH THE 7,500 SHARES OF
                                             AVERAGE PRICE             SERIES B PREFERRED WOULD CONVERT
                                            ---------------  -----------------------------------------------------
                                               $    6.03                            1,288,966
                                               $    5.00                            1,539,102
                                               $    4.00                            1,923,878
                                               $    3.00                            2,565,170



                                    The effect of this variable conversion rate, if it
                                    becomes applicable, will be to depress further the
                                    market price of our common stock and to dilute further
                                    your holdings in our common stock. See "Additional
                                    Information--Our Recent Financing."

We No Longer Have A Collaborative
  Partner To Assist Us In
  Development Of Our Batteries....  We have received substantially all our revenues to date from a research and development agreement with Delphi
                                    Automotive Systems Group, which we completed in May
                                    1998. Although we have held discussions with original
                                    equipment manufacturers (OEMs) in the portable consumer
                                    electronics and telecommunications markets about
                                    possible strategic relationships as a means to
                                    accelerate introduction of our batteries into these
                                    markets, we cannot assure you that we will be able to
                                    enter into any such alliances. We must rely on alliances
                                    for our development, product design, volume purchase and
                                    manufacturing and marketing expertise.

Even If We Do Enter Into Strategic
  Alliances, They May Not Be
  Successful......................  There is a risk that even if we could collaborate with a desirable partner, the partnership may not be
                                    successful. The success of any strategic alliance is
                                    dependent upon, among other things, the general business
                                    condition of the partner, its commitment to the
                                    strategic alliance and the skills and experience of its
                                    employees.

We Will Need To Rely On Original
  Equipment Manufacturers To
  Commercialize Our Products......  To be successful, our batteries must gain broad market acceptance. We must configure our batteries to the
                                    requirements of each application. To determine such
                                    requirements, we will be dependent upon OEMs into whose
                                    products our batteries will be incorporated. There is a
                                    risk that we will not receive adequate assistance from
                                    OEMs to successfully commercialize our products.
                                    Furthermore, there is a risk that the perceived safety
                                    risks associated with lithium, an element used in our
                                    batteries, will impede acceptance of our batteries by
                                    OEMs or end users.

We Do Not Yet Have The Sales
  Staff, Support Capabilities And
  Distribution Channels To
  Distribute Our Products On A
  Commercial Scale................  To implement our strategy successfully, we will have to develop a sizeable sales staff and product support
                                    capabilities, as well as third party and direct
                                    distribution channels. We cannot assure you that we will
                                    be able to establish sales and product support
                                    capabilities, or be successful in our sales and
                                    marketing efforts.

We May Not Be Able To Cost-
  Effectively Manufacture Our
  Batteries.......................  To be successful, we must manufacture commercial, high-quality quantities of our products at competitive
                                    costs. Even if our current research and development
                                    activities result in the design of batteries with
                                    commercially desirable characteristics, we will still
                                    have to be able to competitively manufacture these
                                    batteries. Our current manufacturing technology must be
                                    further developed before we will be able to manufacture
                                    our batteries in commercial quantities. See "Additional
                                    Information--Status of Our Facilities."

We Are Experiencing Delays In
  Qualifying Our Manufacturing
  Facilities......................  We have been unable to meet our prior schedules regarding delivery, installation, de-bugging and
                                    qualification of the Northern Ireland production
                                    equipment, due to unforeseen problems. As most of the
                                    production equipment is being specially manufactured for
                                    us, further unforeseen problems may develop and cause
                                    further delay in our current schedules. We are improving
                                    and bringing many of the manufacturing processes that we
                                    are implementing in this production equipment up to date
                                    for the first time from our laboratory scale prototype
                                    work. We may need to further refine the improved
                                    processes, which could cause substantial delays in the
                                    qualification and use of this equipment. Furthermore, if
                                    we are able to refine our process, we may not be able to
                                    produce the required amount of qualification samples to
                                    potential customers.

                                    From our discussions with potential customers, we expect
                                    that customers will require an extensive qualification
                                    period once the customer receives its first commercial
                                    product off a production line. To date, we have not
                                    provided any such commercial product to any potential
                                    customer, and therefore, have not started any product
                                    qualification period.

If We Sell Our Batteries In
  Commercial Quantities And They
  Do Not Perform As Expected, Our
  Reputation Could Be Damaged.....  If we do manufacture our batteries in commercial quantities and they fail to perform as expected, our
                                    reputation could be severely damaged, which would have a
                                    material adverse effect on our ability to market our
                                    batteries even if the defect were corrected.

Political Instability In Northern
  Ireland May Delay Progress In
  Our Northern Ireland Facility...  The current political instability in Northern Ireland, which to date has had no negative impact on our
                                    manufacturing plant, could cause delays in completing
                                    our manufacturing capability or in manufacturing our
                                    batteries. Such delays could cause us to miss
                                    significant sales and marketing opportunities, as such
                                    delays will force our potential customers to find other
                                    vendors to meet their needs.

Our Competitors May Develop
  Batteries Similar Or Superior To
  Ours Or Otherwise Compete More
  Successfully Than We Do.........  Competition in the battery industry is intense. The industry consists of major domestic and international
                                    companies, most of which have financial, technical,
                                    marketing, sales, manufacturing, distribution and other
                                    resources substantially greater than those that we have.
                                    Although we believe that our batteries will compete in
                                    most segments of the rechargeable battery market, there
                                    is a risk that other companies may develop batteries
                                    similar or superior to our batteries. In addition, in
                                    the rechargeable battery market there are a variety of
                                    competing

                                    technologies. The capabilities of many of these competing technologies have improved over the past year, which has resulted in a customer perception that our technology may not offer as many advantages as previously anticipated. See
                                    "Additional Information--Competition in
                                    the Battery Industry."

There Is A Risk That Our Pending
  Patent Applications Will Not
  Result In Issued Patents And
  That Any Of Our Issued Patents
  Will Not Afford Protection
  Against A Competitor............  Our ability to compete successfully will depend on whether we can protect our proprietary technology and
                                    manufacturing processes. We rely on a combination of
                                    patent and trade secret protection, non-disclosure
                                    agreements and cross-licensing agreements. Nevertheless,
                                    such measures may not be adequate or safeguard the
                                    proprietary technology underlying our batteries. In
                                    addition, employees, consultants and others who
                                    participate in the development of our products may
                                    breach their non-disclosure agreements with us, and we
                                    may not have adequate remedies for any such breach.
                                    Moreover, notwithstanding our efforts to protect our
                                    intellectual property, our competitors may be able to
                                    develop products that are equal or superior to our
                                    products without infringing on any of our intellectual
                                    property rights. In addition, we may not be able to
                                    effectively protect our intellectual property rights in
                                    certain countries. If existing or future patents
                                    containing broad claims are upheld by the courts, the
                                    holders of such patents could require companies to
                                    obtain licenses. If we are found to be infringing third
                                    party patents, there is a risk that we may not be able
                                    to obtain licenses to such products on reasonable terms,
                                    or at all. Our failure to protect our proprietary
                                    technology may materially adversely affect our financial
                                    condition and results of operations.

                                    Patent applications in the United States are maintained
                                    in secrecy until patents issue, and since publication of
                                    discoveries in the scientific or patent literature tends
                                    to lag behind actual discoveries by several months, we
                                    cannot be certain that we were the first creator of
                                    inventions covered by pending patent applications or the
                                    first to file patent applications on such inventions.
                                    Therefore, our pending patent applications may not
                                    result in issued patents. and any of our issued patents
                                    may not afford protection against a competitor.

Our Batteries Contain Potentially
  Dangerous Material..............  Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery
                                    technologies incorporate a liquid that, if leaked, may
                                    be dangerous. In addition, in the event of a short
                                    circuit or other physical damage to the battery, the
                                    liquid may be free to flow to the reaction site and
                                    produce a continuous chemical reaction. This reaction
                                    may result in excess heat or a gas release and, if not
                                    properly released, may be explosive. We have designed
                                    our batteries to avoid this risk, but if we are
                                    unsuccessful, we could be exposed to product liability
                                    litigation.
We Have Not Completed Safety
  Testing Our Batteries And Do Not
  Know Whether Our Batteries Are
  Safe............................  We have not fully completed safety testing and do not know whether the advantages inherent in our technology
                                    will make the battery as safe or safer than batteries
                                    using other technology. As part of our safety testing
                                    program, prototype batteries of various sizes, designs
                                    and chemical formulations are subject to abuse testing,
                                    where the battery is subjected to conditions outside the
                                    expected normal operating conditions of the battery.
                                    While some prototype batteries have survived these
                                    tests, others have vented gases containing vaporized
                                    solvents and have caught fire. Such results were
                                    generally expected, and until we have completed testing
                                    we cannot make a valid determination as to the
                                    conditions in which the battery must be operated.
                                    Additionally, each new battery

                                    design requires new safety testing. Therefore, safety
                                    problems may develop with respect to our battery
                                    technology that would prevent commercial introduction.

                                    Our products will incorporate potentially dangerous
                                    materials, including lithium ions. While these materials
                                    are less reactive than other potentially dangerous
                                    materials found in other types of batteries such as
                                    metallic lithium, which is known in its metallic form to
                                    cause explosions and fires if not properly handled, it
                                    is possible that these materials will require special
                                    handling. It is possible that safety problems may
                                    develop in the future. We are aware that if the amounts
                                    of active materials in our batteries are not properly
                                    balanced and the charge/discharge system is not properly
                                    managed, a dangerous situation may result. Other battery
                                    manufacturers using technology similar to ours include
                                    special safety circuitry within the battery to prevent
                                    such a condition. We expect that our customers will have
                                    to use such circuitry.

Safety Risks In Our Facilities
  Could Create Delays.............  We incorporate safety policies designed to minimize safety risks in our research and development activities and will do so in our manufacturing processes. There is a risk, however, that an accident in our facilities will occur. Any accident, whether with the use of a battery or in our
                                    operations, could result in significant delays or claims
                                    for damages resulting from injuries, which would adversely affect our operations and financial condition.

The Strict Regulatory Environment
  In Which We Operate May Delay
  Shipments And Impose Additional
  Costs On Us.....................  Prior to the commercial introduction of our batteries into a number of markets, we may need to seek approval
                                    of our products by one or more of the organizations
                                    engaged in testing product safety and/or agencies
                                    regulating transportation. There is a risk that such
                                    agencies would not permit our batteries to be shipped or
                                    used by the general public, and that changes in
                                    regulations, or in their enforcement, will impose costly
                                    requirements or otherwise impede the transport of
                                    lithium. If we are able to obtain such approvals, they
                                    could require significant time and resources from our
                                    technical staff and delays in shipments and, if redesign
                                    were necessary, could result in further delays in the
                                    introduction of our products. Because of the risks
                                    generally associated with the use of lithium, we expect
                                    rigorous enforcement.

                                    Federal, state and local regulations impose various
                                    environmental and health and safety controls on the
                                    storage, use and disposal of certain chemicals and
                                    metals used in the manufacture of lithium polymer
                                    batteries. Although we believe our activities conform to
                                    current environmental regulations, there is a risk that
                                    changes in such environmental regulations will impose
                                    costly equipment or other requirements. Any failure by
                                    us to adequately control the discharge of hazardous
                                    wastes could also subject us to future liabilities. See
                                    "Additional Information--Governmental Regulation."

We Are Involved In Lawsuits Which
  Could Negatively Impact Our
  Business........................  We are subject to litigation arising from time to time in the course of our business. We currently have three
                                    substantial lawsuits in which we are involved, as are
                                    more fully described in "Additional Information--Legal
                                    Proceedings." Although we believe that we have
                                    meritorious defenses to these suits, if any of them is
                                    resolved unfavorably to us it could have a material
                                    adverse effect on our financial condition.

The Failure Of Our Key Suppliers
  And Customers To Be Year 2000
  Compliant Could Negatively
  Impact Our Business.............  We use a number of computer software programs and operating systems in our internal operations, including
                                    applications used in financial business systems and
                                    various administration functions. To the extent that
                                    these software applications contain source code that is
                                    unable to appropriately interpret the upcoming calendar
                                    year "2000," some level of modification or even possible
                                    replacement of such source code or applications will be
                                    necessary. Given the current information, we currently
                                    do not anticipate that such "Year 2000" costs will have
                                    a material impact upon us. We have requested information
                                    regarding "Year 2000" compliance from suppliers and
                                    providers of all of our mission critical software
                                    systems and have obtained some responses. Based on the
                                    information we currently have, all mission critical
                                    systems appear to be "Year 2000" compliant. We are
                                    currently contacting major vendors and customers to
                                    obtain "Year 2000" compliance certificates. The failure
                                    of any of our key suppliers or customers to be "Year
                                    2000" compliant could have a material adverse effect on
                                    our business, financial condition and results of
                                    operations.

If The Issuance Of Our Preferred
  Stock Was In Violation Of
  Nasdaq's Listing Maintenance
  Requirements, Or We Otherwise
  Fail To Continue To Meet
  Nasdaq's Listing Maintenance
  Requirements, Nasdaq May Delist
  Our Common Stock................  In late January 1999, Nasdaq released its guidance on
                                    "future priced securities" and the necessity of the
                                    issuer to comply with Nasdaq's listing maintenance
                                    requirements in issuing these securities. We believe
                                    that the issuances of our Series A Preferred Stock and
                                    Series B Preferred Stock do not violate these criteria,
                                    and that we are in compliance with Nasdaq's listing
                                    maintenance criteria. However, in the event that Nasdaq
                                    were to determine that the issuance of our Series A
                                    Preferred Stock and/or Series B Preferred Stock was in
                                    violation of the Nasdaq listing maintenance
                                    requirements, or if we are otherwise unable to continue
                                    to meet Nasdaq's listing maintenance requirements,
                                    Nasdaq may delist us. Such delisting could have a
                                    material adverse effect on the price of our common stock
                                    and on the levels of liquidity currently available to
                                    our stockholders. We may not be able to satisfy these
                                    requirements on an ongoing basis.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS



    The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Valence or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including under "Risk Factors," and in the documents incorporated by reference in this prospectus.



                             ADDITIONAL INFORMATION



OUR RECENT FINANCING



    In July 1998, we raised $10,000,000 in the first installment of a debt and equity financing, which ultimately may raise up to $25,000,000. The first installment comprised:



    --  the sale, for $7,500,000, of 7,500 shares of our Series A Preferred
       Stock and a warrant to purchase 447,761 shares of our common stock, to CC Investments, an institutional investor, and



    -- a loan of $2,500,000 from Baccarat Electronics, an affiliate of a director of Valence.



In December 1998, CC Investments completed the equity portion of the financing by purchasing, for $7,500,000, 7,500 shares of our Series B Preferred Stock and a warrant to purchase 447,761 shares of our common stock.



    Baccarat's loan agreement with Valence for an additional $7,500,000 remains in place. We issued to Baccarat in connection with the draw down of the $2,500,000 loan to us a warrant to purchase 149,254 shares of our common stock. We will issue additional warrants to Baccarat in the amount of 447,761 shares of our common stock multiplied by the fraction equal to the dollar amount of additional loans actually made to us divided by $7,500,000.



    In connection with the July portion of the financing, we issued to Gemini Capital, the placement agent in the financing, as a portion of its compensation a warrant to purchase 87,500 shares of our common stock. We issued another such warrant to Gemini Capital in connection with the December portion of the financing.



The following are the conversion rates for the preferred stock:



    - Each share of Series A Preferred Stock is convertible into a number of shares of our common stock equal to the quotient obtained by dividing



        (i) one thousand plus the product of 60X(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the date of conversion, by



        (ii) a conversion price which is $6.03 per share.



    - Each share of Series B Preferred Stock is convertible into a number of shares of our common stock equal to the quotient obtained by dividing



        (i) one thousand plus the product of 60X(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the date of conversion, by



        (ii) a conversion price which is $6.03 per share, until July 27, 1999.



    After July 27, 1999, the conversion price of the Series B Preferred Stock will be the lower of $6.03 and 101% of the average of the six (6) lowest of the closing bid prices of our common stock for a period of 10 consecutive trading days ending on the trading day immediately preceding the conversion date. Therefore, from and after July 28, 1999, if our common stock trades below $6.03, the number or shares into which the Series B Preferred Stock converts will increase as the market price of our common stock decreases.



    Except with respect to certain redemption rights of us for the Series A Preferred Stock and Series B Preferred Stock, there is no cap on the number of shares of our common stock that we may issue. In addition, the number of shares of our common stock issuable upon the conversion of the Series A Preferred Stock and Series B Preferred Stock and the exercise of the warrants is subject to adjustment upon the occurrence of certain dilutive events. For a further description of the rights of holders of Series A Preferred Stock and Series B Preferred Stock, see our Current Reports on Form 8-K, File No. 0-20028, filed August 4, 1998 and December 21, 1998, including the exhibits attached to such reports, which are incorporated by reference in this prospectus.



STATUS OF OUR FACILITIES



    At present, we have, at our Henderson, Nevada facility, manual and semi-automated coating, laminating, assembly and packaging lines that produce small quantities of prototype batteries for internal testing and customer sampling. However, further development of manufacturing technology may be delayed pending further research and development activities by us and others.



    In September 1993, we signed an agreement to open an automated manufacturing plant in Mallusk, Northern Ireland. We, with our equipment suppliers, have designed and constructed a high volume, automated assembly and packaging lines for the Northern Ireland facility. However, we designed our high volume manufacturing equipment specifically for use with our previous battery technology. We are working with our equipment suppliers to redesign and modify this equipment to work with our newest battery technology. The amount of redesign and modification that is required is substantial, and such redesign and modifications may not work or be cost effective. If we cannot effectively redesign and modify all or some of the equipment in Northern Ireland, we will have to acquire new equipment at considerable expense and loss of time.



    We have delivered the first automated assembly lines to the Northern Ireland facility. De-bugging of the lines has proceeded more slowly than expected. The lines' reliability and yield are predictably low, although we believe that we will eventually reach our production goals. We expect this line to complete safety testing in the first quarter of calendar 1999 but there is a risk as to the timing or even the success of this safety-testing process. Upon successful safety testing of the lines, we expect to send product samples to potential customers for evaluation. We have started the first line initially to produce our larger portable-computer cell format (approximately four inches by four inches) battery.



COMPETITION IN THE BATTERY INDUSTRY



    In the rechargeable battery market, the there are a number of competitive technologies currently marketed. The capabilities of many of these competing technologies have improved over the past year, which has resulted in a customer perception that our technology may not offer as many advantages as previously anticipated. Most of our competitors produce multiple battery products using one or more of these technologies, and some have joint ventures with other entities to produce additional battery products. Our potential major battery competitors include:



    - Sanyo Electric Co., Ltd.;



    - Matsushita Industrial Co., Ltd.;



    - Delphi Automated Systems Group;



    - Johnson Controls;



    - Eveready;



    - Toshiba;



    - Sony; and

    - RayOVac.



    One type of specialized battery technology, referred to as liquid electrolyte lithium ion, offers significant advantages in energy density and cycle life over the principal rechargeable battery technologies currently in use and we expect it to be the emerging technology most competitive to our technology. Sony or other manufacturers are offering batteries using this technology in the marketplace and to OEMs in substantial volumes prior to our commencement of volume production. As OEMs frequently require extensive lead times to design new batteries into their products, the availability of liquid electrolyte lithium ion batteries could materially adversely affect the demand for, and market acceptance and penetration of, our products.



    In addition to currently marketed technologies, a number of companies are undertaking research in rechargeable battery technologies, including work on technology similar to technology that we are researching and have. Reportedly, as many as eleven other companies have taken licenses to Bell Communication's battery technology, although their identities have not been announced. Ultralife Batteries, Inc., which acquired Dowty Battery Company in the United Kingdom in 1994, has announced shipment of prototype batteries similar and competitive to ours, and had announced plans to begin commercial shipments in 1998. Ultralife announced in December 1998 that it has entered into a venture with PGT Energy Corp. for the manufacture of polymer rechargeable batteries in Taiwan. We believe that other research and development activities on lithium polymer batteries are taking place at W. R. Grace & Co., 3M, Battery Engineering Inc. and Ray O Vac in the U.S. and at other companies in Japan, Malaysia, Korea and Canada. Major battery competitor announcements include the following:



    - Thomas and Betts announced in December 1998 the shipment of polymer rechargeable batteries to a telecommunications company in Korea. The cells are made by its High Energy Technologies affiliate in Illinois. They claimed production capacity of 200,000 cells per year.



    - In January, 1999, Matouphita Battery Industrial Co., Ltd. (MBI) of Osaka, Japan announced it has started production of a small lithium polymer cell for mobile phones. The cell, which has a cobalt dioxide cathode, has an annual production capacity according to MBI of 300,000 cells per month.



    - In January, 1999, Sony announced it has developed and will begin marketing a lithium ion polymer battery. It stated it will start shipping samples in March 1999 and expects to produce 1 million cells per year by the end of 1999.



We also believe that research is underway on additional technologies. There is a risk that such companies are developing batteries similar to or superior to our batteries.



GOVERNMENTAL REGULATION



    The regulations of the United States Department of Transportation require a permit to transport lithium across state lines. The International Air Transport Association similarly regulates the international shipment of lithium. At this time, our lithium ion batteries, because they contain no metallic lithium, are not subject to these regulations and are being freely shipped. The Department of Transportation has indicated that it is reviewing this position primarily for larger electric vehicle lithium ion prototypes. There is a risk that both the Department of Transportation and the International Air Transport Association will decide to regulate the shipment of lithium ion batteries in the future. While, in such an event, we believe that the Department of Transportation has granted permits for, and the International Air Transport Association has allowed, the transport of rechargeable lithium-based batteries in the past, there is a risk that either such agency would not permit our batteries to be shipped or used by the general public, and that changes in such regulations, or in their enforcement, will impose costly requirements or otherwise impede the transport of lithium. In addition, both agencies' approval processes would require significant time and resources from our technical staff and if redesign were necessary, could delay the introduction of our products.



    The Nevada Occupational Safety and Health Administration and other regulatory agencies have jurisdiction over the operation of our Henderson, Nevada manufacturing facilities, and similar regulatory agencies have jurisdiction over our Mallusk, Northern Ireland manufacturing facilities. We may encounter difficulties in complying with applicable health and safety regulations because historically, lithium battery manufacturers have suffered significant damage and losses to equipment, facilities and production from fires and other industrial accidents.

LEGAL PROCEEDINGS IN WHICH WE ARE INVOLVED



    We are subject to litigation arising from time to time in the course of our business. We currently have three substantial lawsuits in which we are involved, as follows:



    - We have been sued in a class action lawsuit by a class of persons who purchased our common stock between May 7, 1992 and August 10, 1994. The complaint alleged violations of the federal securities laws against us and certain others, claiming that we issued a series of false and misleading statements, including in filings with the Securities and Exchange Commission, with regard to business and future prospects. The complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs. Although we have obtained rulings in our favor on all claims, the plaintiffs have appealed and the case is pending before the United States Court of Appeals for the Ninth Circuit.



    - In September 1998, a manufacturer of one of our pieces of manufacturing equipment filed suit against us alleging breach of contract by us with respect to an agreement for the supply of battery manufacturing equipment, and claims damages of approximately $2,500,000. In January 1999 we filed a counterclaim against it based on a variety of legal reasons seeking damages to be determined at trial.



    - In June 1998, we filed a lawsuit in the Superior Court of California, Santa Clara County, against L&I Research, Inc., Powell Electrical Manufacturing Company and others seeking relief based on breach of a contract. In September 1998, Powell filed a cross-complaint against us and others claiming damages of approximately $900,000 based on breach of a contract. The matter is presently stayed pending settlement discussions.



Although we believe that we have meritorious defenses to these suits, if any of them is resolved unfavorably to us it could have a material adverse effect on our financial condition. The details of each of these suits is reported in greater detail in our periodic reports filed under the Securities Exchange Act of 1934 with the Securities and Exchange Commission.


                                USE OF PROCEEDS


    We will not receive any of the proceeds from the sale of our common stock by CC Investments or Gemini Capital.

                          PRICE RANGE OF COMMON STOCK


    Since May 7, 1992, our common stock has been traded on the Nasdaq National Market under the symbol "VLNC." A summary of the high and low closing sales prices during each quarter for our common stock on the Nasdaq National Market follows:



                                                                                      HIGH          LOW
                                                                                      -----         ---
FISCAL 1997
  Quarter ended June 30, 1996....................................................   $     7 5/15    $   4 1/8
  Quarter ended September 29, 1996...............................................         6 1/6         3 5/8
  Quarter ended December 29, 1996................................................         5 7/8         4 1/8
  Quarter ended March 30, 1997...................................................         7             4 3/16

FISCAL 1998
  Quarter ended June 29, 1997....................................................   $    10         $   5 3/4
  Quarter ended September 28, 1997...............................................         9 1/8         6 7/8
  Quarter ended December 28, 1997................................................         9             4 1/4
  Quarter ended March 29, 1998...................................................         6 1/2         4 1/4

FISCAL 1999
  Quarter ended June 28, 1998....................................................   $     6 1/8     $   4 21/32
  Quarter ended September 27, 1998...............................................         5 3/4         3 7/16
  Quarter ended December 27, 1998................................................        10 7/8         4 1/8
  Quarter ending March 28, 1999 (through February 24, 1999)......................         8 9/16        6 1/8



    The approximate number of record holders of our common stock as of February 5, 1999, was 716.


                                DIVIDEND POLICY

    Valence has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS


    The following table sets forth the number of shares of our common stock owned by each of CC Investments and Gemini Capital as of the date of this prospectus and the number of shares of our common stock which may be offered pursuant to this prospectus. The information is based up information provided by or on behalf of CC Investments and Gemini Capital. CC Investments and Gemini Capital may offer all, some or none of their shares of our common stock.



    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage calculations are based upon 26,704,073 shares of our common stock outstanding as of February 5, 1999. Except for Castle Creek Partners LLC, as the investment advisor to CC Investments, LDC, that has voting control and investment discretion over the securities held by CC Investments, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership after the offering assumes that each of CC Investments and Gemini Capital sells all of the shares of our common stock that they may sell using this prospectus.



                                                                                         BENEFICIALLY
                                            COMMON STOCK BENEFICIALLY   COMMON STOCK         OWNED
NAME                                         OWNED PRIOR TO OFFERING      OFFERED       AFTER OFFERING      PERCENT
------------------------------------------  -------------------------  --------------  -----------------  -----------
CC Investments, LDC.......................           1,375,919             1,702,583        1,375,919           4.9%
Gemini Capital, L.L.C.....................             175,000                87,500           87,500          *


------------------------


*   Less than 1%.



ADDITIONAL INFORMATION REGARDING THE SHARES BEING OFFERED BY CC INVESTMENTS



    CC Investments owns 7,500 shares of our Series A Preferred Stock and 7,500 shares of our Series B Preferred Stock, plus warrants to purchase up to 895,522 shares of our common stock at a price of $6.78 per share.



    LIMITATIONS ON CONVERSION AND EXERCISE. Pursuant to the terms of our preferred stock and warrants, CC Investments cannot convert or exercise any portion of our preferred stock or exercise our warrants if such conversion or exercise would increase CC Investments' beneficial ownership of our common stock to be in excess of 4.9% of our outstanding common stock. Absent such limitations, the number of shares of our common stock issuable upon conversion of the preferred stock and exercise of the warrants held by CC Investments, as of February 10, 1999, would have been 3,434,608 shares, which would constitute approximately 11.4% of the outstanding shares of our common stock.



    VARIABILITY OF CONVERSION RATES. Because the number of shares of our common stock that will ultimately be issued upon conversion of our Series A Preferred Stock and Series B Preferred Stock is dependent upon the length of time such stock is held and certain antidilution adjustments and, in the case of the Series B Preferred Stock after July 27, 1999, the average of the lowest six of the ten closing bid prices of our common stock prior to conversion, the number of shares of our common stock issuable to CC Investments (and therefore the number of shares of our common stock being offered by this prospectus) cannot be determined at this time. See "Additional Information--Our Recent Financing" and "Risk Factors--Conversion Of Preferred Stock And Sales Of Common Stock By CC Investments May Depress The Price Of Our Common Stock And Substantially Dilute Your Stock--Possible Variable Conversion Of Series B Preferred Stock."



    THE SHARES OFFERED BY THIS PROSPECTUS. The shares of our common stock offered by this prospectus are the shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrant to purchase 447,761 shares of our common stock issued to CC Investments in connection with the issuance of the Series B Preferred Stock. The shares are being registered by us pursuant to an agreement between us and CC Investments. The shares of our common stock issuable to CC Investments pursuant to the conversion of the Series A Preferred stock and upon exercise of the warrant to purchase 447,761 shares of our common stock issued in connection with the issuance of the Series A Preferred Stock are registered under a separate registration statement.



ADDITIONAL INFORMATION REGARDING THE SHARES BEING OFFERED BY GEMINI CAPITAL



    Gemini Capital acted as placement agent in the private placement of Series A Preferred Stock and Series B Preferred Stock of Valence, for which it received commissions of $750,000 and warrants to purchase 175,000 shares of our common stock at an exercise price of $4.9375 per share. Of the 175,000 shares of our common stock issuable to Gemini Capital, 87,500 shares are being offered pursuant to this prospectus and the remaining 87,500 shares are registered for resale under a separate registration statement.


                              PLAN OF DISTRIBUTION


    The shares of our common stock offered by this prospectus may be sold from time to time by CC Investments and Gemini Capital to purchasers directly by either of them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection with such sales.



    Either of CC Investments and Gemini Capital may from time to time offer shares of our common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of CC Investments and Gemini Capital will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to CC Investments and Gemini Capital from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of CC Investments and Gemini Capital reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Valence will not receive any of the proceeds from this offering. Alternatively, the CC Investments and Gemini Capital may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. CC Investments and Gemini Capital may also make private sales directly or through a broker or brokers.



    From time to time, CC Investments and Gemini Capital may transfer, pledge, donate or assign shares of Valence common stock to lenders or others, and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as CC Investments and/or Gemini Capital.



    A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with distribution of the shares of our common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.



    CC Investments has agreed that on any day it will not sell our common stock on a public trading market in excess of the greatest of (i) 30,000 shares, (ii) 15% of the total number of shares of our common stock sold on the

Nasdaq National Market during such trading day, and (iii) 15% of the average daily trading volume on the Nasdaq National Market for the five consecutive trading days immediately preceding such sale, unless such shares are sold at a price in excess of $12.00 per share.



    Shares of our common stock to be sold may be issued upon conversion of the Series B Preferred Stock in accordance with its terms or upon exercise of warrants, or in other transactions with Valence involving the Series B Preferred Stock and warrants, including issuance of shares of our common stock in exchange for shares of Series B Preferred Stock, or in settlement of claims with respect to rights of holders of Series B Preferred Stock.



    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.



    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of Valence common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.



    If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of the shares of Series A Preferred Stock and Series B Preferred Stock which required us to register the underlying shares of our common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and Valence and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act, and to contribute to payments the parties may be required to make in respect thereof.



    We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock underlying the Series A Preferred Stock, Series B Preferred Stock and warrants, excluding any underwriting discounts or commissions.


                                 LEGAL MATTERS


    The validity of the shares of our common stock offered by this prospectus has been passed upon for Valence by Cooley Godward LLP, Palo Alto, California.


                                    EXPERTS


    The consolidated balance sheets as of March 29, 1998 and March 30, 1997 and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996 incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Valence's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheet as of March 31, 1998, and the statements of operations and accumulated deficit and cash flows for the year ended March 31, 1998, and incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Hanil Valence Co., Ltd.'s ability to continue as a going concern, of Samil Accounting Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.



                       WHERE YOU CAN GET MORE INFORMATION



    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.



    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:



    - Annual Report on Form 10-K for the year ended March 29, 1998, filed June 29, 1998;



    - Current Report on Form 8-K, dated July 27, 1998 and filed August 4, 1998;



    - Quarterly Report on Form 10-Q, for the fiscal quarter ended June 28, 1998, filed August 11, 1998;



    - Quarterly Report on Form 10-Q, for the fiscal quarter ended September 27, 1998, filed November 12, 1998;



    - Current Report on Form 8-K, dated December 18, 1998 and filed December 21, 1998;



    - Quarterly Report on Form 10-Q, for the fiscal quarter ended December 27, 1998, filed February 10, 1999;



    - Quarterly Report on Form 10-Q/A, for the fiscal quarter ended September 27, 1998, filed February 24, 1999; and



    - The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.



    You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:



       Valence Technology, Inc.
       301 Conestoga Way
       Henderson, NV 89015
       (702) 558-1000
       http://www.valence-tech.com



    This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VALENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALENCE SINCE THE DATE OF THIS PROSPECTUS OR IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................    2
Risk Factors..............................................................    4
Disclosure Regarding Forward-Looking Statements...........................   10
Additional Information....................................................   10
Use of Proceeds...........................................................   13
Price Range of Common Stock...............................................   14
Dividend Policy...........................................................   14
Selling Stockholders......................................................   15
Plan of Distribution......................................................   16
Legal Matters.............................................................   17
Experts...................................................................   17
Where You Can Get More Information........................................   18


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth all expenses, other than the placement agent fees, underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.



Registration fee...................................................  $  10,875
NASD filing fee....................................................     --
Nasdaq listing fee.................................................     --
Blue sky qualification fees and expenses...........................     --
Printing and engraving expenses....................................     --
Legal fees and expenses............................................      5,000
Accounting fees and expenses.......................................      5,000
Transfer agent and registrar fees..................................     --
Miscellaneous......................................................      1,125
                                                                     ---------
    Total..........................................................  $  22,000
                                                                     ---------
                                                                     ---------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and officers that require Valence to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officer of the Registrant.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  4.1  Amended and Restated Securities Purchase Agreement, dated December 11,
         1998.(1)
  4.2  Amended and Restated Registration Rights Agreement, dated December 11,
         1998.(1)
  4.3  Certificate of Designation of Series B Convertible Preferred Stock, as
         filed with the Delaware Secretary of State on December 17, 1998.(1)
  4.4  Form of Warrant to CC Investments, LDC.(1)
  4.5  Form of Warrant to Gemini Capital, L.L.C.(1)
  5.1  Opinion of Cooley Godward LLP (previously filed).
 23.1  Consent of PricewaterhouseCoopers, LLP.
 23.2  Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
 23.3  Consent of Samil Accounting Corporation.
 24.1  Power of Attorney. See signature page to initial filing.


------------------------

(1) Incorporated by reference to the indicated exhibit to Valence's Current Report on Form 8-K, File No. 0-20028, filed December 21, 1998.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, State of Nevada on February 25, 1999.


                                VALENCE TECHNOLOGY, INC.

                                By:              /s/ LEV M. DAWSON
                                     -----------------------------------------
                                                   Lev M. Dawson
                                            CHAIRMAN OF THE BOARD, CHIEF
                                          EXECUTIVE OFFICER AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
                                  Chief Executive Officer
      /s/ LEV M. DAWSON           and President (Principal
------------------------------    Executive Officer and     February 25, 1999
        Lev M. Dawson             Principal Financial and
                                  Accounting Officer)

              *
------------------------------  Director                    February 25, 1999
         Carl E. Berg

              *
------------------------------  Director                    February 25, 1999
       Alan F. Shugart

              *
------------------------------  Director                    February 25, 1999
     Bert C. Roberts, Jr.



*By:      /s/ LEV M. DAWSON
      -------------------------
            Lev M. Dawson
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS



   EXHIBIT
    NUMBER   DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Amended and Restated Securities Purchase Agreement, dated December 11, 1998.(1)

       4.2   Amended and Restated Registration Rights Agreement, dated December 11, 1998.(1)

       4.3   Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on December 17, 1998.(1)

       4.4   Form of Warrant to CC Investments, LDC.(1)

       4.5   Form of Warrant to Gemini Capital, L.L.C.(1)

       5.1   Opinion of Cooley Godward LLP (previously filed).

      23.1   Consent of PricewaterhouseCoopers, LLP.

      23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      23.3   Consent of Samil Accounting Corporation.

      24.1   Power of Attorney. See signature page to initial filing.


------------------------


(1) Incorporated by reference to the indicated exhibit to Valence's Current Report on Form 8-K, File No. 0-20028, filed December 21, 1998.